EXHIBIT 10.15.1
SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of July 11, 2005, by and between PLANTRONICS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 31, 2003, as amended from time to time (the “Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that, effective as of the date hereof, the Credit Agreement shall be amended as follows:

Section 1. Definitions. Each capitalized term used but not otherwise defined herein has the meaning assigned to it in the Credit Agreement.

Section 2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 1.01 Certain Defined Terms is hereby amended by adding the following defined terms in their proper alphabetical order:

“Altec Lansing” means Altec Lansing Technologies, Inc., a Pennsylvania corporation.

“Permitted AL Acquisition” means an Acquisition of Altec Lansing (a) that is on substantially the terms disclosed to the Bank in writing on or before July 8, 2005, (b) that is fully consummated on or before September 30, 2005, (c) that results in the payment by the Company and its Affiliates, either directly or indirectly, of total consideration therefor of not more than $170,000,000, (d) that results in Altec Lansing being a Wholly Owned Subsidiary immediately following the effectiveness thereof, and (e) pursuant to which, immediately following the effectiveness thereof, Altec Lansing (or survivor thereto) becomes a guarantor of the Company’s Obligations to the Bank.

(b) Section 1.01 Certain Defined Terms is hereby amended by deleting in their entirety the definitions of the terms “Cash Interest Expense” and “Interest Coverage Ratio”.

(c) The definition of the term “Revolving Termination Date” is hereby amended and restated to read in full as follows:

“Revolving Termination Date” means the earlier to occur of: (a) August 1, 2010; and (b) the date on which the Commitment terminates in accordance with the provisions of this Agreement.

(d) Section 2.01 The Revolving Credit is hereby deleted in its entirety and the following substituted therefor:

2.01 The Revolving Credit. The Bank agrees, on the terms and conditions set forth herein, to make loans to the Company from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date in an aggregate amount not to exceed at any time outstanding the principal amount of One Hundred Million Dollars ($100,000,000) (such amount, as the same may be reduced under Section 2.05 or as a result of one or more assignments under Section 10.08, the Bank’s “Commitment”); provided that, after giving effect to any Credit Extension, the Effective Amount of all outstanding Loans and L/C Obligations together shall not at any time exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.06 and reborrow under this Section 2.01.

(e) Paragraph (a) of Section 2.09 is hereby amended and restated to read in full as follows:

(a) Subject to the Company’s right to convert to other Types of Loans under Section 2.04): (i) each Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Prime Rate minus one percent (1.00%) per annum; and (ii) each LIBOR Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to LIBOR plus three-quarters of one percent (0.750%) per annum.

(f) Paragraph (c) of Section 8.02 is hereby amended and restated to read in full as follows:

(c) Transfers of Property for Fair Market Value where the Net Proceeds thereof do not exceed $10,000,000 in the aggregate on a cumulative basis in each case in any fiscal year;

(g) Paragraph (j) of Section 8.04 is hereby amended and restated to read in full as follows:

(j) Investments by the Company in Subsidiaries of the Company in an aggregate amount for all such Investments not to exceed $30,000,000 at any time outstanding; provided that, for purposes of calculating such amount (i) the aggregate amount of (A) all repayments of advances to, dividends paid to, and Investments made in, and the Fair Market Value of all Property that has been transferred to, pursuant to a Transfer permitted under Section 8.02, the Company by all such Subsidiaries and (B) mergers of Subsidiaries with the Company permitted under Section 8.03(a), shall be subtracted from the amount of such Investments to the extent the foregoing amounts have not been previously netted against such Investments; (ii) the aggregate amount of Guaranty Obligations made pursuant to Section 8.05(m) shall be added to the amount of such Investments; and (iii) the aggregate amount of Investments by the Company made in Altec Lansing, up to a maximum amount of $170,000,000, shall be subtracted from the amount of such Investments so long as Altec Lansing became a Subsidiary of the Company pursuant to a transaction or series of transaction constituting a Permitted AL Acquisition;

(h) Paragraph (c) of Section 8.08 is hereby amended and restated to read in full as follows:

(c) other operating leases entered into by the Company or any of its Subsidiaries after the Closing Date in the Ordinary Course of Business; provided that the aggregate annual rental payments for all such operating leases shall not exceed $5,000,000 for any fiscal year.

(i) Section 8.12 Interest Coverage Ratio is hereby deleted in its entirety and the following substituted therefor:

8.12 Net Income. Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end.

Section 3. Interpretation. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. This Amendment and the Credit Agreement shall be read together, as one document.

Section 4. Representations, Warranties and Covenants. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PLANTRONICS, INC. By: /s/ Barbara V. Scherer Barbara V. Scherer Senior Vice President, Finance & Administration and Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Patrick Bishop Patrick Bishop Vice President
By: /s/ Richard R. Pickard Richard R. Pickard Vice President, Secretary and General Counsel